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                             CHATWINS GROUP, INC.
                      COMPUTATION OF PER SHARE EARNINGS
            (In thousands, except share and per share information)

                                             YEAR ENDED DECEMBER 31,
                                  -------------------------------------------
                                     1993     1994     1995     1996     1997
                                  -------  -------  -------  -------  -------
     EARNINGS:
Income before equity loss from
  affiliate, extraordinary items
  and cumulative effect of change
  in accounting principle         $   662  $ 1,255  $ 4,425  $    17  $ 2,321
Dividends paid or accreted to
  preferred stock                    (575)    (450)    (456)    (456)    (456)
                                  -------  -------  -------  -------  -------
     Earnings applicable to
       common stock                    87      805    3,969     (439)   1,865

Equity loss from continuing
  operations of affiliate          (1,589)     (90)    (132)    (549)    (224)
Equity income from discontinued
  operations of affiliate               -        -        -       93      162
Extraordinary items                (1,171)    (201)       -        -        -
Cumulative effect of change in
  accounting principle               (200)       -        -        -        -
                                  -------  -------  -------  -------  -------
     Net earnings applicable
       to common stock            $(2,873) $   514  $ 3,837  $  (895) $ 1,803
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     COMMON SHARES OUTSTANDING:
Average equivalent outstanding    304,655  293,242  292,887  292,887  292,887
                                  =======  =======  =======  =======  =======

     EARNINGS PER COMMON SHARE:
Income before equity loss from
  affiliate, extraordinary items
  and cumulative effect of change
  in accounting principle         $  0.29  $  2.74  $ 13.55  $ (1.49) $  6.37
Continuing operations of
  affiliate                         (5.21)   (0.31)   (0.45)   (1.87)   (1.77)
Discontinued operations of
  affiliate                             -        -        -     0.31     1.56
Extraordinary items                 (3.84)   (0.68)       -        -
Cumulative effect                   (0.66)       -        -        -
                                  -------  -------  -------  -------  -------
     EARNINGS PER COMMON SHARE    $ (9.42) $  1.75  $ 13.10  $ (3.05) $  6.16
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